Exhibit 99.1

NEWS RELEASE	CONTACT:	Warren W. Heidbreder
FOR IMMEDIATE RELEASE	PHONE:	563-262-1260
DATE: April 25, 2007	URL:	www.bandag.com

BANDAG, INCORPORATED REPORTS 1st QUARTER EPS OF $0.75
Bandag, Incorporated (NYSE: BDG and BDGA)

Flash Results

(Numbers in Millions, Except Per Share Data)
	Q1 2007	Q1 2006
Net sales	$227.0	$212.4
Earnings from continuing operations	$14.9	$5.7
Diluted EPS from continuing operations	$0.75	$0.29
*Before 1st quarter 2006 loss from discontinued operations of $16.4 million, or $0.83 per diluted share.

MUSCATINE, IOWA, April 25, 2007 – Bandag, Incorporated (NYSE: BDG and BDGA) today reported consolidated net sales for first quarter 2007 of $227.0 million compared to consolidated net sales of $212.4 million in first quarter 2006, an increase of 7 percent. Consolidated net sales were positively impacted by approximately $2.6 million due to the effect of translating foreign currency denominated net sales into U.S. dollars. Consolidated net earnings were $14.9 million, or $0.75 per diluted share, for first quarter 2007, compared to first quarter 2006 consolidated earnings from continuing operations of $5.7 million, or $0.29 per diluted share. During the first quarter of 2006, Bandag recorded the deferred loss on the sale of its business in South Africa. Bandag recorded a net loss on discontinued operations in first quarter 2006 of $16.4 million, or $0.83 per diluted share, resulting in a net loss of $10.6 million, or $0.54 per diluted share.

On December 5, 2006, Bandag announced that it had entered into a definitive merger agreement with Bridgestone Americas Holding, Inc. (BSAH) pursuant to which BSAH will acquire the outstanding shares of each class of stock of Bandag for US $50.75 per share in cash. This proposed merger remains subject to regulatory approvals, as well as the satisfaction of customary closing conditions. The transaction is expected to be completed in the second quarter of 2007.

In announcing first quarter results, Bandag Chairman and Chief Executive Officer Martin G. Carver said: “Bandag’s first quarter performance is especially gratifying because it demonstrates the benefits of recent strategic actions to strengthen and position our operations for profitable growth globally. North American business unit volumes were up somewhat, even though we experienced some slowing in the important medium truck segment of our market. In Europe, Bandag unit volumes rebounded reflecting both our stronger, leaner organization and strength in the EU economy. International unit volumes recovered well from a year earlier as Bandag benefited from replaced distribution in key markets.”

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BANDAG, Incorporated
2905 N. Hwy. 61, Muscatine, IA 52761-5886
Tel 563.262.1400 - url www.bandag.com

Adding that results from TDS, Bandag’s Tire Distribution Systems subsidiary, were down slightly in the first quarter, Mr. Carver said: “TDS performed very well, in light of softening market conditions and limited supplies of OTR (off-the-road) products in most markets.”

Financial Highlights

•	Factors that affected consolidated net sales for first quarter 2007 were:
°	North American business unit volume increased 2 percent compared to first quarter 2006 while net sales decreased 1 percent.
°	European business unit volume increased 6 percent and net sales increased 19 percent compared to first quarter 2006. Net sales were positively impacted by approximately $2.2 million due to the effect of translating foreign currency denominated net sales.
°	International business unit volume increased 16 percent and net sales increased 20 percent. Net sales were positively impacted by approximately $0.5 million due to the effect of translating foreign currency denominated net sales into U.S. dollars.
°	TDS net sales decreased $0.3 million, or 1 percent, from the prior year period.
°	Vehicle Services business unit net sales increased $6.5 million, or 28 percent, primarily due to an increase in Speedco net sales of $3.8 million compared to the prior year period. Net sales were also positively impacted by $2.3 million due to the April 1, 2006 acquisition of Truck PM Plus (formerly Truck Lube 1). Same store Speedco lube sales remained even with prior year while same store tire sales increased $0.2 million, or 8 percent. Same store revenue is comprised of locations that have operated for twelve full months. As of March 31, 2007, same store lube sales included 38 locations and same store tire sales included 26 locations. Overall, Speedco had 49 locations, 39 with tire service capabilities, as of March 31, 2007, compared to 39 locations, 27 with tire service capabilities, at the same time last year.

•	First quarter 2007 consolidated gross margin increased 1.2 percentage points and Traditional Business gross margin increased 1.8 percentage points. The North American and International business units’ gross margins increased 3.4 and 2.6 percentage points, respectively. The European business unit gross margins decreased 5.7 percentage points primarily due to higher raw material costs. Vehicle Services business unit’s gross margin increased 0.8 percentage points and TDS gross margin decreased 0.7 percentage points.

•	Consolidated operating and other expenses for first quarter 2007 decreased $9.6 million, or 15 percent, compared to the prior year period. Operating and other expenses decreased in all business units with the exception of Vehicle Services. North American, International and European business units’ operating and other expenses decreased primarily due to reductions in workforce.

•	Capital expenditures were $10.0 million through March 31, 2007, compared to $22.7 million for the same period last year. The decrease in capital expenditures is primarily due to lower Speedco expenditures for new facilities and expansions of tire lanes at existing facilities.

Looking forward, Mr. Carver said: “During the first quarter, Bandag management teams in all of our major business units globally delivered solid results, attesting to the benefits of recent strategic actions. Moving forward, we’re very excited about the future. We’re confident that our pending merger with BSAH, which is expected to close during the second quarter, will bring Bandag dealers and our businesses significantly expanded opportunities to grow and thrive in the years ahead.”

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Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of more than 800 franchised dealers that produce and market retread tires and provide tire management services. Bandag’s traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. Tire Distribution Systems, Inc. (TDS), a wholly-owned subsidiary, sells and services new and retread tires. In addition, Bandag has an 87.5% interest in Speedco, Inc., a provider of on-highway truck lubrication and routine tire services to commercial truck owner-operators and fleets.

This press release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on certain assumptions, describe future expectations of Bandag, and are identifiable by the use of words like “estimated” and “expects.” These statements are based on management’s current projections, beliefs and opinions as of the date of this press release. They involve known and unknown risk and uncertainties, which may cause the actual results in the future to differ materially from expected results. Bandag’s ability to predict results of the actual effect of future events is inherently uncertain. Factors which could affect the “forward-looking” statements include unanticipated issues associated with obtaining approvals to complete the proposed merger or other unexpected issues that could impact the closing of the proposed merger; unanticipated delays or difficulties in achieving and sustaining the expected cost savings from Bandag’s employee reduction programs; and Bandag’s ability to achieve and sustain expected improvements in its competitive position and management of its business.

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands, except per share data)

	First Quarter Ended March 31,
Consolidated Statements of Earnings	2007	2006
Income
Net sales	$227,046	$212,355
Other	2,303	4,556

	229,349	216,911
Costs and expenses
Cost of products sold	152,064	144,744
Operating & other expenses	55,607	65,179

	207,671	209,923
Income from operations	21,678	6,988
Interest income	1,865	2,454
Interest expense	(231)	(314)

Earnings before income taxes, minority interest and discontinued operations	23,312	9,128
Income taxes	8,598	3,599
Minority interest	(167)	(180)

Earnings from continuing operations	14,881	5,709
Net loss on discontinued operations	--	(16,356)

Net earnings (loss)	$14,881	$(10,647)

Basic earnings (loss) per share
Earnings from continuing operations	$0.77	$0.30
Net loss on discontinued operations	--	(0.85)

Net earnings (loss)	$0.77	$(0.55)

Diluted earnings (loss) per share
Earnings from continuing operations	$0.75	$0.29
Net loss on discontinued operations	--	(0.83)

Net earnings (loss)	$0.75	$(0.54)

Weighted average shares outstanding
Basic	19,428	19,324
Diluted	19,766	19,571

	First Quarter Ended March 31,
Segment Information	2007	2006
Net Sales
Traditional Business
North America	$99,437	$100,100
Europe	23,315	19,522
International	32,034	26,679
TDS	42,195	42,475
Vehicle Services	30,065	23,579

Total net sales	$227,046	$212,355

Segment Operating Profit (Loss)
Traditional Business
North America	$18,063	$7,224
Europe	2,090	801
International	5,446	3,248
TDS	(204)	(26)
Vehicle Services	(497)	(996)
Corporate expenses & other	(3,219)	(3,263)
Net interest income	1,633	2,140

Earnings before income taxes and minority interest	$23,312	$9,128

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands)

Condensed Consolidated Balance Sheets	Mar. 31, 2007	Dec. 31, 2006
Assets:
Cash and cash equivalents	$34,956	$45,900
Investments	97,075	80,300
Accounts receivable - net	148,970	163,160
Inventories	87,001	84,607
Other current assets	52,030	53,132

Total current assets	420,032	427,099
Property, plant, and equipment - net	254,561	253,996
Other assets	75,630	71,853

Total assets	$750,223	$752,948

Liabilities & shareholders’ equity:
Accounts payable	$38,100	$38,839
Income taxes payable	9,069	1,611
Accrued liabilities	79,408	91,841
Short-term notes payable and current portion of other obligations	12,866	14,600

Total current liabilities	139,443	146,891
Long-term debt and other obligations	23,696	22,964
Deferred income tax liabilities	5,961	5,838
Minority interest	1,583	1,750
Shareholders’ equity
Common stock	19,514	19,501
Additional paid-in capital	49,332	47,670
Retained earnings	517,511	515,883
Accumulated other comprehensive loss	(6,817)	(7,549)

Total shareholders’ equity	579,540	575,505

Total liabilities & shareholders’ equity	$750,223	$752,948

	Three Months Ended March 31,
Condensed Consolidated Statements of Cash Flows	2007	2006
Operating Activities
Net earnings (loss)	$14,881	$(10,647)
Non-cash translation adjustment due to sale of South Africa	--	14,212
Provision for depreciation	6,818	6,653
Decrease in operating assets and liabilities - net	2,037	10,576

Net cash provided by operating activities	23,736	20,794
Investing Activities
Additions to property, plant and equipment	(10,033)	(22,677)
Purchases of investments - net	(16,775)	(4,750)
Payments for acquisitions of businesses	--	(7,997)
Proceeds from divestiture of businesses	--	460

Net cash used in investing activities	(26,808)	(34,964)
Financing Activities
Principal payments on short-term notes payable and other long-term liabilities	(1,195)	(1,468)
Cash dividends	(6,630)	(6,515)
Purchases of common stock	(792)	(946)
Stock options exercised	611	1,181
Excess tax benefits from share-based compensation expense	156	90

Net cash used in financing activities	(7,850)	(7,658)
Effect of exchange rate changes on cash and cash equivalents	(22)	(4)

Decrease in cash and cash equivalents	(10,944)	(21,832)
Cash and cash equivalents at beginning of year	45,900	97,071

Cash and cash equivalents at end of year	$34,956	$75,239

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